                       COMPUTATION OF PER SHARE EARNINGS

                 (in thousands except per share information)

                                             For the Years Ended
                           ---------------------------------------------------------
                                 1996                1995                1994
                           -----------------   -----------------   -----------------
                                       Fully               Fully               Fully
                           Primary   Diluted   Primary   Diluted   Primary   Diluted
                           -------   -------   -------   -------   -------   -------
Net Income                 $10,671   $10,671   $ 9,228   $ 9,228   $ 7,250   $ 7,250
                           -------   -------   -------   -------   -------   -------
                           -------   -------   -------   -------   -------   -------
Weighted average
  common shares
  outstanding               10,393    10,393    10,351    10,351    10,284    10,284

Incremental shares
  issuable for stock
  options outstanding
  (Treasury Stock Method)      538       538       465       532       382       382
                           -------   -------   -------   -------   -------   -------

Common and common
  equivalent shares         10,931    10,931    10,816    10,883    10,666    10,666
                           -------   -------   -------   -------   -------   -------
                           -------   -------   -------   -------   -------   -------

Earnings per share         $   .98   $   .98   $   .85   $   .85   $   .68   $   .68
                           -------   -------   -------   -------   -------   -------
                           -------   -------   -------   -------   -------   -------

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